Exhibit 99.1

April 21, 2005

Chesapeake Corporation Completes Sale

of French Wine and Spirits Label Business

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) completed the sale of the assets of its French wine and spirits label business, Bourgeot Etiqso Lesbats, to the Autajon Group on April 18, 2005. The sale price was approximately 1.16 million euro.

Bourgeot Etiqso Lesbats, based in Bordeaux, France, was acquired by Field Group plc, now a Chesapeake subsidiary, in 1995, as an entry for Field Group into the market for labels for the French wine industry. In recent years, challenging business trends in the French wine industry have had a negative impact on the profitability of the business. The sale of the business to the Autajon Group provides an opportunity for the business and its employees as part of Autajon's established and growing French wine label network and will allow Chesapeake to focus its management attention and capital on its core businesses and markets.

In the second quarter of 2005, the company expects to recognize a pre-tax, non-cash loss, currently estimated at approximately $3.5 million, on the sale. The company also expects the transaction to be accretive to earnings starting in the third quarter of 2005.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.